EXHIBIT 99.1

Amphenol	News Release
World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION

Wallingford, Connecticut.  April 30, 2015.  Amphenol Corporation (NYSE-APH) announced today that Craig A. Lampo has been designated to succeed in an orderly transition to the position of Senior Vice President and Chief Financial Officer.  Mr. Lampo, age 45, has been with the Company for over 10 years as Vice President and Corporate Controller.  Prior to joining Amphenol, he spent 11 years at Arthur Andersen LLP and Deloitte Touche Tohmatsu Limited.  He is a certified public accountant and a graduate of the University of Connecticut.  The Company’s current Chief Financial Officer, Diana G. Reardon, will assist in the transition which will be completed over the next several months.  After transitioning from the Chief Financial Officer role, Ms. Reardon will continue with the Company as a senior advisor.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, commented:  “I am very excited that Craig will become Amphenol’s next Chief Financial Officer.  He is a proven manager and financial executive with an excellent history of achievement.  Importantly, he has been a key member of our executive management team throughout the last 10 years of Amphenol’s industry-leading performance, and is intimately familiar with the Company’s entire business.  I am confident that he will continue to make significant contributions to the Company’s future results, and that the transfer of responsibilities will be smooth.  On behalf of our entire organization, I would like to thank Diana for her many years of outstanding service as Chief Financial Officer, and I look forward to continuing to benefit from her tremendous experience and excellent business judgment going forward.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.